First Connecticut Bancorp, Inc. Announces Its First Quarterly Dividend

FARMINGTON, CT – November 22, 2011 –  First Connecticut Bancorp, Inc., the holding company for Farmington Bank, today announced that its Board of Directors has voted to pay its first dividend since becoming a public company in June 2011. The cash dividend, in the amount of $0.03 per share, will be paid on December 19, 2011 to all shareholders of record as of December 5, 2011.

"We are very pleased to announce our first cash dividend to shareholders and consider the regular payment of dividends to be part of our overall capital management program," said John J. Patrick, Jr., the chairman, president and chief executive officer of First Connecticut Bancorp, Inc. and Farmington Bank.

 “Farmington Bank continues to operate as a safe and sound financial organization for its customers, communities and shareholders,” added Patrick.  “Our strategy remains focused on offering the best products and services for our customers.  In addition, we continue to pursue responsible growth and to invest in the long-term health of our communities.”

Farmington Bank is a full-service community bank with 16 branch locations throughout Central Connecticut.  Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region.  Farmington Bank, with assets of $1.7 billion, is a wholly-owned subsidiary of First Connecticut Bancorp, Inc. (NASDAQ Global Market: FBNK).  For more information about Farmington Bank, visit farmingtonbankct.com.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They may or may not include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.